Exhibit 99.1

                                                                                                                        FOR IMMEDIATE RELEASE

QUAINT OAK BANCORP, INC. DECLARES

QUARTERLY CASH DIVIDEND

Southampton, Pa., April 14, 2022 – Quaint Oak Bancorp, Inc. (OTCQB: QNTO) (the "Company"), the holding company for Quaint Oak Bank, announced today that its Board of Directors at their meeting on April 13, 2022, declared a quarterly cash dividend of $0.13 per share on the common stock of the Company payable on May 9, 2022, to the shareholders of record at the close of business on April 25, 2022.

Robert T. Strong, President and Chief Executive Officer stated, “I am pleased to announce the increase in our quarterly cash dividend moving from the current $0.11 per share to $0.13 per share.  This  represents an 18.2% increase in the dividend rate.  The increased dividend is a reflection of our strong financial performance for fiscal 2021.  As always, our current and continued business strategy includes long term profitability and the payment of dividends. This focus reflects the Company’s strong commitment to shareholder value.”

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, Quaint Oak Real Estate, LLC and Oakmont Commercial, LLC. These subsidiary companies conduct business from numerous locations within the Bank’s market area. Additionally, the Bank holds a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” We undertake no obligation to update any forward-looking statements.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059